UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2022

SPRINGWORKS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39044	83-4066827
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Washington Blvd

Stamford, CT 06902

(Address of principal executive offices, including zip code)

(203) 883-9490

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	SWTX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On September 10, 2022, SpringWorks Therapeutics, Inc. (“SpringWorks” or the “Company”)  presented data from the Phase 3 DeFi trial of nirogacestat, an investigational oral gamma secretase inhibitor, in adult patients with progressing desmoid tumors, at the European Society for Medical Oncology (ESMO) Congress 2022.

The DeFi trial is a global, randomized, double-blind, placebo-controlled Phase 3 trial evaluating the efficacy, safety and tolerability of nirogacestat in adult patients with progressing desmoid tumors. The double-blind phase of the study randomized 142 patients to receive 150 mg of nirogacestat or placebo twice daily. The study enrolled patients with progressing desmoid tumors at baseline and included a high proportion of patients with multifocal disease and uncontrolled pain.

The DeFi trial met its primary endpoint of improving progression-free survival (“PFS”), as assessed by blinded independent central review, demonstrating a statistically significant improvement for nirogacestat over placebo, with a 71% reduction in the risk of disease progression (hazard ratio (HR) = 0.29 (95% CI: 0.15, 0.55); p< 0.001). The median Kaplan-Meier estimate of PFS was not reached in the nirogacestat arm and was 15.1 months in the placebo arm. A PFS benefit was observed across all prespecified subgroups, including gender, tumor location, prior treatment or surgery, and mutational status. Confirmed objective response rate (complete response + partial response) based on RECIST v1.1 was 41% with nirogacestat versus 8% with placebo (p<0.001). The complete response rate was 7% in the nirogacestat arm and 0% in the placebo arm. Nirogacestat demonstrated statistically significant and clinically meaningful improvements in patient-reported outcomes (“PRO”), which were key secondary endpoints of the study. Specifically, nirogacestat significantly reduced pain (p<0.001) and other DT-specific symptoms (p<0.001) and also significantly improved physical/role functioning (p<0.001) and overall health-related quality of life (p=0.007). Most PRO benefits were observed as early as Cycle 2, which was the first timepoint for post-treatment evaluation, and were sustained over the duration of the study.

At the time of primary analysis, which was April 7, 2022, the median duration of treatment was 20.6 months for participants on nirogacestat and 11.4 months for those on placebo, with the majority of nirogacestat patients continuing on treatment. Nirogacestat exhibited a manageable safety profile in the DeFi trial, with 95% of all treatment-emergent adverse events (“TEAE”s) reported as Grade 1 or 2. The most frequently reported TEAEs in participants receiving nirogacestat as compared to the placebo arm were diarrhea (84% versus 35%), nausea (54% versus 39%), and fatigue (51% versus 36%). Forty-two percent of patients in the nirogacestat arm versus 0% in the placebo arm required dose reductions due to TEAEs and 20% of patients in the nirogacestat arm versus 1% in the placebo arm discontinued treatment due to TEAEs. Ovarian dysfunction, which was defined by investigator-reported events of amenorrhea, premature menopause, menopause, and ovarian failure, was observed in 75% (27/36) of women of childbearing potential receiving nirogacestat. These events resolved in 74% (20/27) of the affected participants, including 64% (9/14) of such participants who remained on nirogacestat treatment and 100% (11/11) of those participants who discontinued treatment for any reason.

A copy of the Company’s presentation materials in connection with the ESMO Congress 2022 are attached as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	ESMO Congress 2022 Presentation by SpringWorks Therapeutics, Inc. on September 10, 2022.
104	Cover page interactive data file (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SpringWorks Therapeutics, Inc.

Date: September 12, 2022	By:	/s/ Francis I. Perier, Jr.
Francis I. Perier, Jr.
Chief Financial Officer